EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-112853, 333-116418 and 333-128656) and the Registration Statements on Form S-3 (File Nos. 333-114967, 333-114281, and 333-128189) of DDi Corp. of our reports dated March 16, 2006 relating to the consolidated financial statements (Predecessor Company and Reorganized Company), financial statement schedule (Predecessor Company and Reorganized Company) and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting (Reorganized Company), which appear in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
March 16, 2005
Orange County, California